U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

SEC File No.: 0-33339

Form 12b-25
Notification of Late Filing

(Check One):
[  ] Form 10-KSB   [  ] Form 11-K   [  ] Form 20-F  [X] Form 10-QSB   [  ] Form N-SAR

          For Period Ended: September 30, 2005

___________________________________________________________________________________

Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.

___________________________________________________________________________________

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:  N/A

___________________________________________________________________________________

Part I-Registration Information
___________________________________________________________________________________

Full Name of Registrant: Nicklebys.com, Inc.
Former Name if Applicable: N/A

     3179 South Peoria Court
     ________________________________________________________________________________
     Address of Principal Executive Office (Street and Number)

     Aurora, Colorado 80014
     ________________________________________________________________________________
     City, State and Zip Code

___________________________________________________________________________________
Part II-Rules 12b-25 (b) and (c)
___________________________________________________________________________________

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25 (b), the following should be completed.  (Check box if appropriate)

[X]   (a)   The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
[X]   (b)   The subject annual report or semi-annual report/portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date: or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date and;
[X]    (c)   The accountant’s statement or other exhibit required by Rule 12-b-25 (c) has been attached if applicable.

___________________________________________________________________________________

Part III – Narrative
___________________________________________________________________________________
State below in reasonable detail the reasons why the Form 10-KSB, 11-K, 20-K, 10-QSB or N-SAR or portion thereof could not be filed within the prescribed time period.

The registrant has provided financial data to the reviewing accountant. However, the reviewing accountant has not completed review procedures for the registrant’s financial statements for the period ending September 30, 2005. The company expects to file on or before the fifth calendar day following the prescribed due date.  See the attached statement from the registrant's accountants.

___________________________________________________________________________________
Part IV-Other Information
___________________________________________________________________________________
(1)   Name and telephone number of person to contact in regard to this notification.

        Bruce Capra                                             (303)                   425-0607                    ____________
              (Name)                                        (Area Code)         Telephone Number

(2)   Have all other periodic reports required under section 30 of the Securities Exchange Act of 1934 or section 30 of Investment Company Act of 1940 during the proceeding 12 months or for such shorter period that the registrant was required to file such report(s) been filed?  If the answer is no, identify report(s).    [ X ] Yes    [  ]  No

(3)   Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?  [  ] Yes  [X ] No

If so: attach an explanation of the anticipated change both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

Nicklebys.com, Inc. has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:   November 14, 2005                            By:___/s/ Bruce Capra___________________
                                                                                    Bruce Capra
                                                                                    Chief Financial Officer